FIRST AMENDED AND RESTATED
CONVERSION AGREEMENT
Between Holders of Series A Preferred Stock of
RxElite Holdings Inc., on the One Hand,
And
RxElite Holdings Inc., on the Other Hand

This First Amended and Restated Conversion Agreement (“Agreement”) is dated as of April 26, 2007 and amends and restates that certain Conversion Agreement dated as of October 17, 2006 (the “Original Agreement”) between RxElite Holdings Inc. (the “Company”) and each of the persons who were holders (“Holders”) of Series A Preferred Stock of the Company, par value $0.01 per share (“Preferred Stock”) as at October 17, 2006;

WHEREAS, pursuant to the Second Amended and Restated Certificate of Incorporation of the Company (the “Certificate”), holders of Series A Preferred Stock are entitled to certain rights and preferences that are superior to the rights and preferences afforded to the holders of Common Stock of the Company (“Common Stock”);

WHEREAS, the Company anticipates entering into a number of transactions and has requested the Holders to convert each of their shares of Preferred Stock into one share of Common Stock (the “Conversion”);

WHEREAS, in order to induce the Holders to consent to the Conversion, the Company hereby agrees to grant the Holders the rights set forth in this Agreement;

WHEREAS, the Company and the Holders desire to amend and restate the Original Agreement and desire to enter into this Agreement.

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1. Term. This Agreement shall become effective as of the date of the Original Agreement and shall terminate upon the earlier of a consummation of a Qualified Merger or the initial public offering of the Company’s securities (other than Sections 5 and 6 hereof which shall survive indefinitely), it being acknowledged that obligations incurred prior to such termination shall survive until such obligations are satisfied.

2. Conversion. Pursuant to Section 4(d)(i)(z) of the Certificate, as of the date of the Original Agreement, each Holder elects to convert all of its shares of Preferred Stock into shares of Common Stock, such that each share of Preferred Stock will be converted into one share of Common Stock. The Holders waive any rights of notice that may be required by the Certificate to implement the foregoing Conversion. The Conversion shall apply to all shares of Preferred Stock issued and subscribed for as of the date of the Original Agreement and such subscribed shares shall immediately upon issuance be so converted and the Holder shall for all purposes on or after the date of the Original Agreement be deemed a holder of Common Stock.

FIRST AMENDED AND RESTATED CONVERSION AGREEMENT

3. The Liquidation Preference. The Company agrees with each Holder as follows:

(a) The Company agrees that it shall provide the Holders with no less than 30 calendar days’ notice prior to effecting a liquidation or a deemed liquidation, which notice shall include a description of the transaction and, if applicable, the per share consideration to be paid with respect to each share of Common Stock in such liquidation or deemed liquidation (“Liquidation Notice”).

(b) At any time within the 20 calendar day period following the date of the Liquidation Notice, each Holder shall be entitled to deliver a notice (“Special Notice”) to the Company irrevocably electing to cause the Company to purchase from such Holder such number of its shares of Common Stock (up to the aggregate number of shares received upon Conversion) as shall be identified in the Special Notice (the “Subject Shares”). The per share purchase price of each Subject Share shall be the Purchase Price.

(c) Within 30 calendar days after the date of the Liquidation Notice, the Company shall consummate the purchase of and pay for in cash the Subject Shares, it being acknowledged that the Company shall not consummate the liquidation or deemed liquidation until such time as it shall have purchased and paid for all of the Subject Shares (all of which may, however, occur in a simultaneous transaction).

4. Certain Agreements. The Company further agrees with each Holder that for so long as this Agreement shall be in effect it shall not:

(a) declare or pay any dividends or redeem or repurchase any of its capital stock (other than from employees or as contemplated by this Agreement);

(b) enter into any agreement with any other equityholder similar to this Agreement;

(c) issue any securities with any preferences or rights pari passu or superior to the ones set forth in this Agreement;

(d) amend any provision of the Company’s Certificate of Incorporation (other than the filing of the Third Amended and Restated Certificate of Incorporation on November 9, 2006, which is approved); or

(e) issue any equity securities or securities convertible into equity securities for a consideration less than $0.474 per share (as adjusted for stock splits, stock combinations and the like).

5. Consent Fees.

(a) The Company agrees that upon consummation of a Qualified Merger, the Company shall pay the Holders the amount of $600,000 in cash, which amount shall be allocated among the Holders based on the aggregate number of shares of Preferred Stock converted by each Holder into Common Stock (a “Holder’s Pro-Rata Percentage”).

FIRST AMENDED AND RESTATED CONVERSION AGREEMENT

(b) If the Company shall consummate the Qualified Merger, the Company (on behalf of itself and the Surviving Company) further agrees that on December 31, 2008, the Company shall offer by written notice to each Holder (the “Redemption Notice”) to purchase from each Holder such Holder’s Shares at $4 each (as adjusted for stock splits, stock combinations and the like). A Holder electing to have the Company purchase some or all of its Holder’s Shares shall notify the Company of its irrevocable election within 10 calendar days after the date of the Redemption Notice and the Company shall consummate the purchase of the tendered Holder’s Shares in cash within 50 calendar days after the date of the Redemption Notice.

“Holder’s Shares” shall mean a Holder’s portion of 350,000 Surviving Company Shares (as adjusted for stock splits, stock combinations and the like), which 350,000 shares shall be allocated among the Holders based on the number of shares of Preferred Stock owned by them on December 31, 2004.

6. Certain Consent Warrants. The Company is presently in negotiations relating to a Qualified Merger as a result of which a surviving company shall be created (the “Surviving Company”), pursuant to which the Company may be entitled to receive, inter alia, warrants to purchase shares of common stock of the Surviving Company (“Surviving Company Shares”) at $0.60 per share (as adjusted for stock splits, stock combinations and the like). The Company agrees that if such Qualified Merger is consummated, that the Company shall allocate 1,000,000 (as adjusted for stock splits, stock combinations and the like) of such warrants to the Holders, which warrants shall be allocated among the Holders based on the Holder’s Pro-Rata Percentage.

7. Certain Defined Terms. The following defined terms shall have the meanings set forth below:

(a) A “deemed liquidation” shall mean a merger or consolidation (unless the Company is the surviving entity), or sale or lease of all or substantially all of the assets or stock of the Company, provided, however, that a Qualified Merger or the initial public offering of the Company’s securities shall not constitute a liquidation or deemed liquidation.

(b) “Purchase Price” shall mean the sum of

(i)	an amount equal to $0.948 (as adjusted for stock splits, stock combinations and the like); and

(ii)
an amount determined by multiplying the aggregate amount that would be available for distribution to equityholders of the Company if the Company were liquidated as a result of the liquidation or deemed liquidation and all assets of the Company were distributed to equityholders (after deducting from such amount the amount set forth in item (i) of this definition with respect to all Subject Shares) by a fraction, the numerator of which is one and the denominator of which is the aggregate number of shares of Common Stock issued and outstanding (on a fully diluted basis) at the time of determination (with all non-cash amounts being valued by the Board of Directors and approved by a majority-in-interest of the Holders).

FIRST AMENDED AND RESTATED CONVERSION AGREEMENT

(c) A “Qualified Merger” shall mean the merger or consolidation (whether forward to reverse) of the Company with a company publicly traded on any securities exchange.

8. Miscellaneous. This Agreement shall be governed by and construed in accordance with Idaho law. No provision of this Agreement may be amended or waived without the written consent of the Company and the Holders holding a majority of the aggregate Holder’s Pro-Rata Percentages. This Agreement may be signed in two or more counterparts. Upon consummation of the Qualified Merger, the obligations of the Company set forth herein shall automatically become the obligations of the Surviving Company.

9. Stock Split. The parties take cognizance that on November 9, 2006, the Company filed its Third Amended and Restated Certificate of Incorporation pursuant to which each share of Common Stock was split into 4.2194 shares of Common Stock. All references in this Agreement to share numbers and to dollar values relating to a share are after giving effect to the foregoing stock split but not to any stock split, stock combination and the like after November 9, 2006.

IN WITNESS WHEREOF, the Parties hereto have set their hand as of the date first above written.

RXELITE HOLDINGS INC.

By:	/s/ Daniel Chen
Name: Daniel Chen
Title: Chairman of the Board

FIRST AMENDED AND RESTATED CONVERSION AGREEMENT

Best Sky Investments Limited

/s/ Daniel Chen	By:	/s/ W. Kwok Sing
Daniel Chen		Name: W. Kwok Sing
Title: Director

Rich Basin Investments Limited		David Zarling and Kelly Zarling, joint tenants

By:	/s/ Kin Cheung Sit	By:	/s/ David Zarling
	Name: Kin Cheung Sit		David Zarling
Title: Manager
/s/ Kelly Zarling
		By:	Kelly Zarling

FIRST AMENDED AND RESTATED CONVERSION AGREEMENT

The Norman Company, a Washington Corporation		Brett Hildreth and Zoe Hildreth, joint tenants

By:	/s/ James M. Norman	By:	/s/ Brett Hildreth
	Name: James M. Norman		Brett Hildreth
Title: President
/s/ Zoe Hildreth
		By:	Zoe Hildreth

/s/ Mark Sweeney	/s/ Lawrence G. Hill
Mark Sweeney	Lawrence G. Hill

/s/ Cathy Hill	/s/ Igor Levin
Cathy Hill	Igor Levin

FIRST AMENDED AND RESTATED CONVERSION AGREEMENT